Exhibit 99.1

DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

CALABASAS, Calif. (July 22, 2004) - Digital Insight® Corp. (Nasdaq: DGIN) (www.digitalinsight.com), the leading online banking provider, today announced financial results for its second quarter ended June 30, 2004.

Revenues for the second quarter ended June 30, 2004 increased 26% to $46.9 million from $37.3 million for the second quarter ended June 30, 2003. Under Generally Accepted Accounting Principles (GAAP), net income in the second quarter increased 28% to $4.5 million, or $0.13 per diluted share, from $3.6 million, or $0.11 per diluted share, in the second quarter of 2003. By comparison, GAAP net income before income taxes increased 90% to $7.3 million from $3.9 million in the second quarter a year ago. The significantly higher growth rate in GAAP pretax income relative to GAAP net income reflects an increase in the Company’s effective tax rate to 38% in 2004 from 8% in 2003.

On a non-GAAP basis, excluding amortization of intangible assets from acquisitions, pro forma net income in the second quarter increased 17% to $5.8 million, or $0.16 per diluted share, from pro forma net income of $5.0 million, or $0.15 per share, in the second quarter of 2003. The Company’s increasing profitability reflects sequential and year-over-year expansion of its gross margins and operating margins, which have benefited from continued growth in clients and Internet banking end users. A reconciliation of non-GAAP pro forma results to GAAP results is provided as part of this press release.

Cash flow from operations in the second quarter grew to a record $14.1 million, up 44% from $9.8 million in the second quarter of 2003.

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DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

Revenue By Product Line

	Q2 2004	Q2 2003	% Change
Internet Banking	$37,252	$31,189	19%
Cash Management (a)	$5,842	$1,675	249%
Lending	$3,763	$4,398	(14)%

(a)	2004 revenue includes Magnet Communications, acquired in November 2003.

Revenue growth within Internet banking remained solid at 19%, driven by a 46% increase in online bill payers and 22% growth in online banking end users compared to the prior year. Within Cash Management, revenue growth in the Company’s outsourcing business remained strong for financial institutions of all sizes. Cash Management revenues from professional services and software license sales to large financial institutions came in lower than previously expected, however, due to longer-than-expected sales cycles with existing clients and potential new customers. Lending revenue increased sequentially from the first quarter, but remained 14% below a year ago due to slightly lower applications in the 2004 quarter and a continuing shift in business mix from the call center channel to the Internet channel.

Digital Insight Chairman, President and CEO Jeff Stiefler commented, “Our consumer Internet banking business continues to grow predictably and profitably, driven by healthy adoption trends including another record quarter within online bill payment. On the other hand, we experienced lower-than-expected revenues within Cash Management, primarily for professional services and license fees associated with the Magnet business. In hindsight, our earlier forecasts for the non-recurring sources of Magnet’s revenues underestimated the sales cycle in selling to large financial institutions, as well as the potential delays in securing new business within existing client relationships.

“We remain convinced that Cash Management, in general, and the Magnet business, in particular, offers exciting growth potential for Digital Insight,” Stiefler continued. “That said, we no longer expect a significant upturn in Magnet revenues during the back half of the year and therefore we have lowered our full-year revenue guidance. At the same time, we feel confident that the strength of our recurring revenue business will allow us to absorb this revenue shortfall without a negative impact on EPS expectations. In fact, we are slightly raising our EPS guidance for the balance of the year.”

Balance Sheet Highlights

At June 30, 2004, cash and investments increased to $95.8 million from $81.8 million at March 31, 2004, reflecting strong cash flow from operations. The Company remains debt-free.

DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

Management Change Announced

Separately, the Company announced the promotion of Cecelia Morken, Vice President of National Accounts, to Senior Vice President of Sales. Morken replaces Vinnie Brennan, who intends to fulfill a long-standing ambition to become CEO of a technology organization. Morken is an accomplished sales executive with extensive industry experience, including tenure with the following organizations: John Harland, where she rose to Senior Vice President, National Account Sales; Assurant (a division of Fortis), where she was Senior Vice President, Retail Banking; and WebTone, where she was Senior Vice President, Sales. Morken has played an integral role in securing several of Digital Insight’s most significant contract wins since joining the Company in 2002.

2004 Financial Guidance

The Company now expects the acquired Magnet operations to contribute approximately $15 million in revenue during 2004, a $5 million decrease from prior guidance. The Company has also reduced its expectations for Lending revenues within its new guidance. Revenue expectations for Internet banking remain essentially unchanged from previous guidance. In terms of profitability, despite the reduced revenue outlook, the Company continues to expect its profitability to remain strong for the balance of the year due to high levels of operating leverage in its business model.

Third Quarter 2004 Business Outlook

Revenues	$47.5 - $48.0 million
Non-GAAP Pro forma diluted EPS[1,3]	$0.16 -$0.17 per diluted share
Equivalent GAAP diluted EPS [2,3]	$0.12 -$0.13 per diluted share

Full Year 2004 Financial Guidance

	New Guidance	Prior Guidance
Revenues	$188 -$190 million	$193 -$197 million
Non-GAAP Pro forma diluted EPS[1,3]	$0.63 -$0.65 per diluted share	$0.61 -$0.63 per diluted share
Equivalent GAAP diluted EPS[2,3]	$0.49 -$0.51 per diluted share	$0.47 -$0.49 per diluted share

[1]	Excludes amortization of acquisition-related intangible assets of approximately $0.03 to $0.04 per diluted share for the quarter and $0.14 for the full year.
[2]	Includes amortization of intangible assets of approximately $0.03 to $0.04 per diluted share for the quarter and $0.14 the full year.
[3]	2004 financial guidance for GAAP and non-GAAP earnings per share reflects an effective tax rate of 38%.

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DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

Reconciliation of Non-GAAP Pro Forma to GAAP Results and GAAP Outlook

The Company provides non-GAAP pro forma operating results as a supplement to its GAAP financial results. The Company believes that non-GAAP results provide investors and management with a representation of the Company’s core operating performance that can be helpful in assessing Digital Insight’s prospects for future growth. Management uses such non-GAAP measures to evaluate financial results and to establish operational goals.

The Company’s non-GAAP pro forma results exclude the following charges and benefits, net of any related tax impact, from the Company’s statements of operations:

•	Non-cash charges related to amortization of acquisition-related intangible assets

•	Non-cash charges related to stock-based compensation

•	Merger-related charges

•	Restructuring-related charges

•	Impairment charges

•	Cumulative effect of change in accounting methods

•	Income benefit from the release of valuation allowance

A detailed calculation of non-GAAP pro forma net income and pro forma net income per share is included in the attached statement of operations, which also includes equivalent GAAP net income and GAAP net income per share.

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DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

About Digital Insight

Digital Insight® Corporation is the leading online banking provider for financial institutions. Through its comprehensive portfolio of Internet-based financial products and services built upon the Company’s unique architecture, Digital Insight enables banks and credit unions to become the trusted transaction hub for their retail and commercial customers. Digital Insight offers consumer and business Internet banking, online lending, electronic bill payment and presentment, check imaging, account-to-account transfers, website development and hosting, marketing programs designed to help increase online banking end user growth and more. Each Digital Insight product and service reinforces the strength of its financial institution clients.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This release discusses the following topics which contain forward-looking statements: guidance on anticipated results of operations in the third quarter of 2004 and for all of 2004; expectation of sustaining or growing GAAP or pro forma net income; expectation of continued growth in Internet banking and bill payment end users; the growth prospect of each business line, including Cash Management and Lending; expectation of gaining new sales and retaining current clients; expectation regarding payment or nonpayment of federal or state income taxes in future years; expectations regarding the profitability of and the level of revenue contributions from Magnet; and other statements relating to future revenues, earnings, and performance. Such forward-looking statements are based on assumptions and are subject to inherent risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements include the possibility that actual results of operations may fall short of the guidance provided herein, risks related to the integration of Magnet, loss of key employees or contracts, as well as other risk factors detailed in Digital Insight’s latest annual report on Form 10-K and other reports on file with the SEC. Digital Insight assumes no obligation and does not intend to update any such forward-looking statements.

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS

Jyoti Nanda	Erik Randerson
Corporate Communications	Investor Relations
Digital Insight	Digital Insight
(888) 344-4674	(818) 878-6615
press.release@digitalinsight.com

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DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$46,857	$37,262	$92,536	$72,769

Costs and operating expenses
Cost of revenues	20,902	17,872	41,915	35,299
Sales, general and administrative	10,841	10,562	21,533	20,638
Research and development	5,857	3,678	11,138	7,229
Amortization of acquisition-related intangible assets	2,075	1,414	4,150	2,828

Total costs and operating expenses	39,675	33,526	78,736	65,994

Income from operations	7,182	3,736	13,800	6,775
Interest and other income, net	149	123	248	248

Net income before provision for income taxes	7,331	3,859	14,048	7,023
Provision for income taxes	2,790	304	5,350	616

Net income	$4,541	$3,555	$8,698	$6,407

Basic net income per share	$0.13	$0.11	$0.25	$0.20

Diluted net income per share	$0.13	$0.11	$0.24	$0.19

Shares used in computing basic net income per share	35,203	32,615	35,117	32,541

Shares used in computing diluted net income per share	36,085	33,447	36,217	33,066

RECONCILIATION OF GAAP NET INCOME TO

NON-GAAP PRO FORMA NET INCOME

Pro forma (1)
GAAP net income	$4,541	$3,555	$8,698	$6,407
Amortization of acquisition-related intangible assets	2,075	1,414	4,150	2,828
Tax effect of pro forma adjustment	(789)	—	(1,578)	—

Pro forma net income	$5,827	$4,969	$11,270	$9,235

Diluted pro forma net income per share	$0.16	$0.15	$0.31	$0.28

Shares used in computing diluted pro forma net income per share	36,085	33,447	36,217	33,066

(1)	See explanation above regarding the Company’s practice on reporting pro forma results.

DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$65,037	$40,226
Short-term investments	29,802	29,109
Accounts receivable, net	21,573	22,333
Accumulated implementation costs	3,210	3,689
Deferred tax asset, net	17,379	15,377
Prepaid and other current assets	3,610	2,644

Total current assets	140,611	113,378

Property and equipment, net	23,795	27,586
Goodwill and intangible assets, net	157,395	161,545
Deferred tax asset, net	34,729	41,324
Accumulated implementation costs	3,250	3,684
Long-term investments	1,007	1,007
Other assets	197	288

Total assets	$360,984	$348,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,230	$6,427
Accrued compensation and related benefits	4,592	5,428
Customer deposits and deferred revenues	11,563	12,758
Other accrued liabilities	9,101	10,512

Total current liabilities	33,486	35,125

Customer deposits and deferred revenues	5,890	5,446
Other liabilities	1,943	1,770

Total liabilities	41,319	42,341

Common stock	35	35
Additional paid-in capital	441,459	437,086
Deferred stock-based compensation	(123)	(246)
Accumulated deficit	(121,706)	(130,404)

Total stockholders’ equity	319,665	306,471

Total liabilities and stockholders’ equity	$360,984	$348,812

DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$8,698	$6,407
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax provision	4,593	—
Depreciation and amortization of property and equipment	6,988	6,339
Amortization of acquisition-related intangible assets	4,150	2,828
Amortization of deferred stock-based compensation	123	—
Changes in operating assets and liabilities	1,100	(3,384)

Net cash provided by operating activities	25,652	12,190

Cash flows from investing activities:
Net maturities (purchases) of investments	(693)	20,551
Acquisition of property and equipment	(3,478)	(4,603)
Acquisition payments	(1,043)	—

Net cash provided by (used in) investing activities	(5,214)	15,948

Cash flows from financing activities:
Net repayments of debt	—	(7,993)
Proceeds from issuance of common stock	4,373	2,307

Net cash provided by (used in) financing activities	4,373	(5,686)

Net increase in cash and cash equivalents	24,811	22,452
Cash and cash equivalents, beginning of period	40,226	48,130

Cash and cash equivalents, end of period	$65,037	$70,582

DIGITAL INSIGHT REPORTS SECOND QUARTER RESULTS

Digital Insight Corporation

Key Operating Data

	June 30, 2004	March 31, 2004	June 30, 2003
CONSUMER METRICS
Live Internet Banking Clients
Internet Banking Sites	1,363	1,355	1,306
Internet Banking Active End Users	4,885,000	4,678,000	4,011,000
Potential End Users at Live Sites	34,200,000	34,100,000	32,159,000
Penetration at Live Sites	14.3%	13.7%	12.5%
All Internet Banking Clients
Contracts	1,471	1,457	1,423
Potential End Users	35,600,000	35,700,000	34,395,000
Online Bill Pay Metrics
Bill Pay Users	816,000	736,000	558,000
Bill Pay Penetration (of Internet Users)	16.7%	15.7%	13.9%
BUSINESS METRICS
Cash Management Contracts	595	571	515
Cash Management Corporate Customers	73,000	66,400	31,800
LENDING METRICS
Lending Contracts	227	225	209
Applications Processed (a)	150,000	137,000	155,000
CONTRACTED CLIENTS	1,744	1,718	1,651
REVENUE BY PRODUCT LINE
(in thousands) (a)
Internet Banking Revenue (b)	$37,252	$36,027	$31,189
Cash Management Revenue (c)	$5,842	$5,964	$1,675
Lending Revenue	$3,763	$3,688	$4,398
Total Revenue	$46,857	$45,679	$37,262

(a)	Quarterly totals for respective three-month periods. All other information is at the period then-ended.
(b)	Q2 2003 excludes revenue contributions from Cash Management of $1,675 that were formerly included in Internet banking revenue.
(c)	Contributions from Digital Insight’s acquisition of Magnet Communications are included in Cash Management for Q2 2004 and Q1 2004. Magnet revenue is not included in Q2 2003.